EXHIBIT 99.1
One Jake Brown Road
Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2016 Results

OLD BRIDGE, NJ / March 31, 2017 / Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the fourth quarter and twelve months ended December 31, 2016.

Net sales increased $235,000 or 4.5% to $5,449,000 for the fourth quarter of 2016 from $5,214,000 for the comparable period in 2015.  Net loss for the three months ended December 31, 2016 was $(338,000) or $(0.04) per share, compared to $(2,136,000) or $(0.32) per share for the comparable period in 2015.

For the year ended December 31, 2016, net sales increased $1,563,000, or 7.5%, to $22,506,000 from $20,943,000 in 2015.  Net loss for the twelve months ended December 31, 2016 was $(1,195,000) or $(0.16) per share, compared to $(6,771,000) or $(1.05) per share for the comparable period in 2015.

The increase in net sales is primarily attributable to an increase in sales of digital video headend products and data products offset, in part, by a decrease in sales of analog video headend products and contract manufactured products. Sales of digital video headend products were $11,777,000 and $9,364,000, sales of data products were $2,701,000 and $1,051,000, sales of analog video headend products were $2,317,000 and $3,555,000, and sales of contract manufactured products were $895,000 and $1,553,000 in 2016 and 2015, respectively.

Commenting on the year end results, Chief Executive Officer Robert J. Palle noted, "We were able to substantially narrow the losses for both the fourth quarter and the full year compared to 2015, but the overall results are disappointing and clearly indicate we still have a lot more to do in the areas of increasing sales and improving gross margin." Continuing, Mr. Palle said "In third quarter 2016, we reported that we would remain focused on achieving positive EBITDA and refinancing our revolver and term loan with a new lender. We achieved both of these goals and the details regarding each of these can be found in our 2016 Form 10-K. Also, as we previously indicated, we continue to project that sales will remain relatively flat for the first half of 2017."

Conference Call Reminder
Details of the live teleconference:
Date: Friday, March 31, 2017
Time: 11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  866-682-6100

The audio replay will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high-speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com and www.rldrake.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2016. (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words "believe", "expect", "anticipate", "project", "target", "intend", "plan", "seek", "estimate", "endeavor", "should", "could", "may" and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.  Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.
Contacts
Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000
Robert J. Palle
Chief Executive Officer
bpalle@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Condensed Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$5,449	$5,214	$22,506	$20,943
Gross profit	1,771	466	8,357	4,155
Loss from operations	(292)	(2,014)	(671)	(6,400)
Net loss	$(338)	$(2,136)	$(1,195)	$(6,771)
Basic and diluted net loss per share	$(0.04)	$(0.32)	$(0.16)	$(1.05)
Basic and diluted weighted average shares outstanding	8,110	6,598	7,413	6,464

Condensed Consolidated Summary Balance Sheets (in thousands)
	December 31, 2016	December 31, 2015

Current assets	$8,080	$8,313
Property, plant, and equipment, net	3,279	3,621
Total assets	15,000	16,230
Current liabilities	4,616	8,622
Long-term liabilities	3,850	239
Stockholders' equity	6,534	7,369

Total liabilities and stockholders' equity	$15,000	$16,230